December 23, 1996




Securities and Exchange Commission
Washington, D.C.  20549



     RE:  Good Times Restaurants Inc.



Gentlemen:

We confirm that the audit of Good Times Restaurants Inc. is not yet completed and cannot be completed by the required filing date of December 30, 1996 without unreasonable cost and effort.

Sincerely,



HEIN + ASSOCIATES LLP